Exhibit 4.6

SIERRA WIRELESS, INC.

AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN

Original Date: March 6, 2007
Last Amended: August 6, 2020

SIERRA WIRELESS, INC.

AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN

1.	HISTORY AND PURPOSE
This Restricted Share Unit Plan has been established by the Company to provide long-term incentives for the success of the Company, to support the objectives of employee share ownership, to foster a responsible balance between short term and long term results, and to build and maintain a strong spirit of performance and entrepreneurship.
2.	PLAN DEFINITIONS AND INTERPRETATIONS
2.1	In this Plan, the following terms have the following meanings:
(a)	“Account” has the meaning ascribed thereto in section 5.1;
(b)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, the Securities Act (British Columbia), the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(c)
“Beneficiary” means any person designated by a Participant by written instrument filed with the Company to receive any amount, securities or property payable under the Plan in the event of the Participant’s death or, failing any such effective designation, the Participant’s legal representative;

(d)	“Board” means the board of directors of the Company;
(e)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday observed in the Province of British Columbia;
(f)
“Committee” means the committee of the Board (which may be constituted by one member of the Board), as constituted from time to time, which may be appointed by the Board to, inter alia, interpret, administer and implement the Plan, and includes any successor committee appointed by the Board for such purposes;

(g)
“Company” means Sierra Wireless, Inc. and its respective successors and assigns and any reference in the Plan to action by the Company means action by or under the authority of the Board, the Committee or any person that has been designated by the Board as responsible for this Plan;

(h)
“Corporate Transaction” means a sale of all or substantially all of the Company’s assets or shares, or a merger, consolidation or other capital reorganization of the Company with or into another corporation;

(i)
“Designated Affiliated Entity” means a person (including a trust or a partnership) or company in which the Company has a significant investment and which the Company designates as such for the purposes of this Plan;

(j)	“Disability” means the illness or mental or physical disability or total or partial incapacity of an individual, as certified by a duly qualified medical practitioner, such that:
(i)
solely due to such illness, mental or physical disability or incapacity, the individual is unable to perform his duties or unable to competently perform his duties as an employee of the Company, a Subsidiary or Designated Affiliated Entity either for any consecutive 4 month period or for any period of 6 months (whether or not consecutive) in any consecutive 12 month period; or

(ii)	a court of competent jurisdiction has declared such individual to be mentally incompetent or incapable of managing his or her affairs;
(k)	“Effective Date” means the 9th day of May, 2007, when this Plan was approved by the Board;
(l)
“Expiry Date” means, with respect to a Share Unit, the date specified in a Grant Agreement as the date on which the Share Unit will be terminated and cancelled; or, if no such date is specified in the applicable Grant Agreement, December 31 of the third calendar year following the calendar year that includes the Grant Date of such Share Unit;

(m)
“Fair Market Value” means the closing sales price of the Shares (or if such price is not reported then the mean of the bid and ask prices) on the Toronto Stock Exchange on the date of the determination or, if the Shares are not traded on such date, then on the immediately preceding trading date;

(n)	“Fiscal Year” means a fiscal year of the Company;
(o)
“Grant Agreement” means an agreement between the Company and a Participant under which a Share Unit is granted, together with such amendments, deletions or changes thereto as are permitted under the Plan;

(p)	“Grant Date” means the date a Share Unit is granted to a Participant under the Plan;
(q)	“including” means including without limitation;
(r)
“Participant” means any person who is a full-time employee or, as permitted by Applicable Law, an outside director or corporate officer (who is not an employee) of the Company, a Subsidiary or a Designated Affiliated Entity who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan on such terms as the Company may specify;

(s)
“Payout” means, with respect to each Vested Share Unit, one Share or, in the discretion of the Company, a cash payment equal to the Fair Market Value of such Vested Share Unit on the applicable Vesting Date;

(t)	“Plan” means this Restricted Share Unit Plan, as amended and restated from time to time;
(u)
“Shares” means the common shares of the Company, and includes any shares of the Company into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization;

(v)
“Share Unit” means a Share Unit credited by means of an entry on books of the Company to a Participant pursuant to the Plan, representing the right to receive for each Vested Share Unit one Share or cash payment equal to the Fair Market Value thereof, at the time, in the manner, and subject to the terms, set forth in the Plan and the applicable Grant Agreement;

(w)	“Stock Exchange Rules” means the applicable rules of any stock exchange or quotation system upon which shares of the Company are listed or quoted, as applicable;
(x)	“Subsidiary” means a subsidiary, as defined in the Canada Business Corporations Act;
(y)
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide continuous services as an employee to the Company, a Subsidiary or a Designate Affiliated Entity. An employee will not be deemed to have ceased to provide continuous services as an employee in the case of:

(i)	sick leave; or
(ii)
any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to formal policy adopted from time to time by the Company, a Subsidiary or a Designated Affiliated Entity and issued and promulgated to employees in writing.

The Committee will have sole discretion to determine whether a Participant has ceased to provide continuous services as an employee and the effective date on which the Participant ceased to provide services (the “Termination Date”);
(z)	“Trust Fund” means a trust established pursuant to section 6.1 hereof with the Trustee, for the purpose of funding awards of Share Units granted to Participants pursuant to the Plan;
(aa)	“Trustee” means the person or persons as may from time to time be appointed by the Company as trustee of the Trust Fund;

(bb)	“Vested Share Units” means Share Units which have vested in accordance with section 3 and the terms of the applicable Grant Agreement; and
(cc)	“Vesting Date” means the date on which Share Units of a Participant become Vested Share Units in accordance with section 3 and the terms of the applicable Grant Agreement.
2.2	In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.
2.3
The Plan shall be governed and interpreted in accordance with the laws of the Province of British Columbia and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of British Columbia.

2.4
If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.5
Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

2.6	Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.
2.7
The Company may establish schedules to the Plan for the benefit of Participants outside Canada, based on the Plan but modified to take account of local tax, exchange control or securities in countries other than Canada.

3.	GRANT OF SHARE UNITS AND TERMS
3.1
The Company may grant Share Units to such Participant or Participants in such number and at such times as the Company may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the Participant for a Fiscal Year.

3.2
Each Share Unit will give the Participant the right to receive, with respect to each such Share Unit (or portion or multiple thereof as determined by any performance based multiplier specified in the Grant Agreement) which has become a Vested Share Unit pursuant to the provisions of the Plan and in accordance with the terms of the Grant Agreement relating to such Share Unit, a Payout. Share Units will become Vested Share Units pursuant to the provisions of this Plan and in accordance with the terms of the Grant Agreement relating to such Share Units which, for greater certainty, may provide that Share Units may become Vested Share Units based on a multiplier, as contemplated in Section 3.4 below.

3.3
Unless otherwise determined by the Company and as specifically set out in the Grant Agreement, and subject to the terms of this Plan, including section 7, and the Grant Agreement, Share Units granted to a Participant hereunder shall become Vested Share Units as follows: one-third (1/3) of the Share Units shall become Vested Share Units on the first anniversary of the Grant Date for such Share Units; one-third (1/3) of the Share Units shall become Vested Share Units on the second anniversary of the Grant Date for such Share Units; and one-third (1/3) of the Share Units shall become Vested Share Units on the earlier of the third anniversary of the Grant Date for such Share Units and December 15 of the third calendar year following the calendar year that includes such Grant Date.
3.4	Subject to the terms of the Plan and Applicable Law, the Company may determine other terms or conditions of any Share Units, including
(a)
any additional conditions with respect to the vesting of Share Units, in whole or in part, to become Vested Share Units (subject, for greater certainty, to the multiplier cap of 200% set out below) or the payment of cash or the provision of Shares under the Plan;

(b)	restrictions on the resale of Shares including escrow arrangements; and
(c)	any other terms and conditions the Company may in its discretion determine;
which shall be set out in the Grant Agreement. The conditions may relate to all or a portion of the Share Units in a grant and may be graduated such that different percentages (which may be greater or lesser than 100% subject to such percentage being no greater than 200%) of the Share Units in a grant will become vested depending on the extent of satisfaction of one or more such conditions, including any conditions relating to performance. The Company may, in its discretion, subsequent to the Grant Date of a Share Unit, waive any such term or condition or determine that it has been satisfied.
3.5	No certificates shall be issued with respect to Share Units.
4.	GRANT AGREEMENT
4.1
Each grant of a Share Unit will be set forth in a Grant Agreement containing terms and conditions required under the Plan and such other terms and conditions not inconsistent herewith as the Company may, in its sole discretion, deem appropriate.

5.	SHARE UNIT GRANTS AND ACCOUNTS
5.1
An account (“Account”), shall be maintained by the Company for each Participant and will be credited with such grants of Share Units as are received by a Participant from time to time pursuant to sections 3.1 and 5.2. Share Units that fail to vest in a Participant pursuant to sections 7.2 or 7.3, or Article 9, or that are paid out to the Participant or his Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2
A Participant shall not be entitled to receive any dividends or dividend equivalents in the event that the Company declares dividends that would have been paid to the Participant if the Share Units in his or her Share Unit Account on the relevant record date for dividends on the Shares had been Shares.

6.	ESTABLISHMENT OF TRUST FUND AND PURCHASE OF SHARES
6.1
From time to time, the Company may establish and maintain one or more Trust Funds, on such terms and conditions as the Company shall determine. The Company shall from time to time, on its own behalf and on behalf of such of its Subsidiaries and Designated Affiliated Entities as

employ Participants, make contributions to the Trust Fund in such amounts and at such times as it may determine for the purpose of funding, in whole or in part, awards of Share Units which become payable to Participants pursuant to the Plan.
6.2
Shares delivered to Participants in connection with the exercise or settlement of Share Units shall be purchased on the open market by the Trustee acting through a broker designated by the Trustee who is independent of the Company in accordance with Stock Exchange Rules and who is a member of the Stock Exchange. Subject to the foregoing part of this section 6.2, any such designation of a broker may be changed from time to time.

7.	PAYOUTS
7.1
Each Participant who continues in employment with the Company, a Subsidiary or a Designated Affiliated Entity on a Vesting Date shall receive a Payout for each Vested Share Unit, subject to withholding tax and other required source deductions. Such Payout shall be made to the Participant or his Beneficiary, as applicable, within 30 days following the Vesting Date and in any event prior to December 31 of the calendar year of the Vesting Date. For greater certainty, no interest shall accrue to, or be credited to, the Participant on any amount payable under the Plan.

7.2
Unless otherwise determined by the Company, if a Participant is Terminated by reason of Disability or death prior to a Vesting Date or Vesting Dates, the vesting of any Share Units recorded in such Participant’s Share Unit Account not yet vested upon his Termination shall be accelerated such that all Share Units in the Participants Share Unit Account shall be Vested Share Units. All Payout(s) shall be made to the Participant or to his Beneficiary, as applicable, as soon as practicable and in any event prior to December 31 of such calendar year(s) in which each such Vesting Date occurs.

7.3
Unless otherwise determined by the Company, if a Participant is Terminated for any reason other than Disability or death, the Participant will not be entitled to any Payout in respect of Share Units which are not Vested Share Units at the time of the Participant’s Termination. Any such Share Units recorded in a Participant’s Share Unit Account shall be cancelled without payment.

7.4
The number of Shares to be provided shall be equal to the whole number of Share Units subject to the Payout. Where the number of Share Units allocated would result in the provision of a fractional Share Unit in the form of a fractional Share, the number of Share Units to be provided in the form of Shares shall be rounded down to the next whole number of Share Units. No fractional Shares shall be provided nor shall cash be paid at any time in lieu of any such fractional interest. Any such fractional interests of a Share Unit which, together with other fractional interests of a Share Unit, form a whole Share Unit, shall be provided in the form of a Share as part of the Share Units to be provided to the Participant on the next applicable Vesting Date, if any.

8.	FORFEITED SHARE UNITS
8.1
No cash or other compensation shall at any time be paid in respect of any Share Units which have been forfeited or terminated under this Plan or on account of damages relating to any Share Units which have been forfeited or terminated under this Plan.

8.2
Notwithstanding any other provision of the Plan or a Grant Agreement, Share Units granted hereunder shall terminate, if not redeemed or previously terminated and forfeited in accordance with the Plan, and be of no further force and effect after the Expiry Date.

9.	CORPORATE TRANSACTION
9.1	In the event of a Corporate Transaction or proposed Corporate Transaction, the Company, at its option, may, subject to Stock Exchange Rules, do either of the following:
(a)
the Company may redeem and cancel Share Units upon giving to any Participant to whom such Share Units have been granted at least 10 days’ written notice of its intention to do so, and the Company shall make a Payout in respect of such Share Units in accordance with section 7.3, without regard to the vesting provisions attached to the Share Units contained in the Plan and without regard to the tax consequences of such action to any Participant; or

(b)
the Company, or any corporation or entity which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective, may, upon notice to the Participant, substitute for Shares under this Plan securities into which the Shares are changed or are convertible or exchangeable, or securities of such other corporation or entity on a basis proportionate to the number of Share Units in the Participant’s account or some other appropriate basis, or some other property.

9.2
The Company may specify in any notice under section 9.1, that, if for any reason, the Corporate Transaction is not completed, the Company may revoke such notice. The Company may exercise such right by further notice in writing to the Participant and the Share Unit shall thereafter continue to be allocated to the Participant in accordance with its terms.

9.3
Subsections (a) and (b) of section 9.1 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Share Units in the event of a Corporate Transaction in any other manner.

9.4
In the event of the proposed dissolution or liquidation of the Company, to the extent that a Share Unit has not previously become a Vested Share Unit, it will terminate immediately prior to the consummation of such proposed action and, except as provided below in this section 9.4, no Payout shall be made with respect thereto. The Company may, in the exercise of its sole discretion in such instances, declare that any Share Unit shall become a Vested Share Unit and be subject to a Payout as of a date fixed by the Committee.

10.	CHANGES IN SHARE CAPITAL
10.1
If the number of outstanding Shares of the Company shall be increased or decreased as a result of a stock split, consolidation, reclassification or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Company may make appropriate adjustments to the number of Share Units outstanding under the Plan provided that the dollar value of Share Units credited to a Participant's Account immediately after such an adjustment shall not exceed the dollar value of the Share Units credited to such Participant's Account immediately prior thereto. Any determinations by the Company as to the adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under the Plan.
11.	ADMINISTRATION
11.1
The Plan shall be administered by the Company in accordance with its provisions. All costs and expenses of administering the Plan will be paid by the Company. The Company, may from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents. The Company, in its discretion, may appoint a Committee for the purpose of interpreting, administering and implementing the Plan. The Company may also delegate to the Committee or any director, officer or employee of the Company such duties and powers relating to the Plan as it may see fit. The Company may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

11.2
The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties. Subject to Applicable Law, at such times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of his or her Share Units including the Grant Date and the Vested and unvested Share Units held by each Participant. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Participant. Any payment, notice, statement, certificate or other instrument required or permitted to be given under the Plan shall be given by: (i) delivering it personally to the recipient; or (ii) mailing it postage paid (provided that the postal service is then in operation); or (iii) delivering it to the address which is maintained for the Participant in the Company’s personnel records or the Company (attention, Vice President Finance), as applicable. Such payment, notice, statement, certificate or other instrument shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

12.	BENEFICIARIES AND CLAIMS FOR BENEFITS
12.1
Subject to the requirements of Applicable Law, a Participant may designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Company may from time to time determine.

13.	GENERAL
13.1
The transfer of an employee from the Company to a Subsidiary or a Designated Affiliated Entity, from a Subsidiary or a Designated Affiliated Entity to the Company, or from one Subsidiary or Designated Affiliated Entity to another Subsidiary or Designated Affiliated Entity, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if a Participant is placed on such other leave of absence which is considered by the Company as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by contract, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence.
13.2
From time to time the Company may, in addition to its powers under the Plan, add to or amend any of the provisions of the Plan or terminate the Plan or amend the terms of any Share Units granted under the Plan; provided, however, that (i) any approvals required under any Applicable Law are obtained, and (ii) except where such amendment or termination required for purposes of compliance with Applicable Law, no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Participant under the Plan with respect to Share Units that have been granted to them under the Plan without his or her consent in writing. Upon the termination of the Plan, in whole or in part, the Company shall, in its sole discretion, but subject to Applicable Law, determine whether the outstanding Share Units (including Vested and unvested Share Units) or a portion thereof credited to a Participant affected by the termination shall be automatically redeemed and paid out in a lump sum cash payment net of any applicable withholdings or held for the credit of the Participant and redeemed and paid out at a later date in accordance with the terms of the Plan in effect immediately prior to the termination of the Plan.

13.3
The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Share Units granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

13.4
The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest of any Participant under the Plan or in any Share Unit shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner, except to a spouse, minor children or minor grandchildren or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

13.5
The Company’s grant of any Share Units or its obligation to make any payments or to provide any Shares hereunder is subject to compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such Applicable Law.

13.6
The Company, a Subsidiary, a Designated Affiliated Entity or the Trustee may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Company, the Subsidiary, the Designated Affiliated Entity or the Trustee will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Company, a Subsidiary, a Designated Affiliated Entity and the Trustee shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by selling or requiring the Participant to sell Shares which would otherwise be provided to the Participant hereunder. The Company may require a Participant, as a condition to the settlement of a Vested Share Unit, to pay or reimburse the Company, a Subsidiary, a Designated Affiliated Entity or the Trustee for any such withholding or other required deduction of amounts related to the settlement of Vested Share Units.
13.7
A Participant shall not have the right or be entitled to exercise any voting rights, receive any dividends or have or be entitled to any other rights as a shareholder in respect of any Share Units except as may otherwise be provided in the Trust Agreement or the applicable Grant Agreement.

13.8
Neither designation of an employee as a Participant nor the grant of any Share Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Share Units under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of any person that employs a Participant to terminate the Participant’s employment at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall be considered as extending the period of employment for the purposes of the Plan.

*  *  *  *

Schedule 1 - France
Purpose of this Schedule
The purpose of this Schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law, social security and tax requirements (especially the provisions of Articles L225-197-1 et seq. of the French Commercial Code) to qualify for favourable income tax and social security treatment in France. The rules of the Plan shall apply subject to the modifications contained in this Schedule 1 whenever the Committee decides to grant a qualifying Share Unit to an Eligible Individual, as defined in this Schedule.
International Mobility – Change of Tax Residence
In the event that a Participant ceases to be a French tax resident at any time when he is the holder of Shares or Vested Share Units that are subject to the Holding Period under the rules of this Schedule 1, the Participant will promptly notify the Committee of such change of tax residence, and the effective date thereof.
In the event that such Participant wishes to have the above mentioned Shares or Vested Share Units removed from the application of the Holding Period requirements under this Schedule 1, the Participant will seek the approval of the Committee, by written notice to the Committee. The Participant will provide such information to the Committee as it may reasonably request. In considering whether to approve such request, the Committee shall act reasonably in its sole discretion.
1	Section 1 (Purpose)
No modification.
2	Section 2 (Plan definition and interpretations)
2.1	The definitions of “Participant”, “Payout” and “Share Unit” stated in Section 2 of the Plan shall be deleted and replaced by the following definitions:
“Participant” means any Eligible Individual selected by the Committee or the Board to be granted Share Units.
“Payout” means, with respect to each Vested Share Unit, one Share.
“Share Unit” means a Share Unit credited by means of an entry on books of the Company to a Participant pursuant to the Plan, representing the right to receive for each Vested Share Unit one Share, at the time, in the manner, and subject to the terms, set forth in the Plan and the applicable Grant Agreement.
2.2	For the purpose of Share Units granted under this Schedule 1, the following new definitions shall be added to those stated in Section 2 of the Plan:
“Closed Period” means (i) the period of thirty (30) calendar days preceding the announcement of an interim financial report or an annual report that the Company is required to make public; (ii) the period during which any Eligible Individual has knowledge of any insider information (information privilégiée) (within the meaning of article 7 of Regulation (EU) No 596/2014 on market abuse) that has not been made public and (iii) any other Dealing Restrictions period.

(ii)

“Corporate Officer” means the chairman of the board of directors (président du Conseil d’adminitration), the chief executive officer (directeur général), the deputy chief executive officers (directeurs généraux délégués), the members of the management board (membre du Directoire) or the manager (gérant) of a joint-stock company.
“Dealing Restrictions” means restrictions on dealing in Shares imposed by any law, regulation or code of practice or otherwise.
“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.
“Eligible Individual” means any individual who is a French tax resident and a salaried employee or a Corporate Officer1 of Sierra Wireless S.A. or Sierra Wireless Solutions & Services SA, or Mobiquithings SAS or Sierra Wireless France SAS, or any Member of the Group.
“Holding Agreement” means an agreement between the Participant, the Company and an account keeper (teneur de compte) designated by the Company, in such form as determined by the Company and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.
“Holding Period” means (i) a one-year period following the transfer to the relevant Participant of the Shares Vested on the first anniversary of the Grant Date, during which the Shares cannot be sold, transferred or otherwise disposed; as well as (ii) any period following the transfer of the Shares to be normally Vested on the second or third anniversary of the Grant Date in the event the period between the Grant Date and such transfer is less than two years, in which case such holding period during which the Shares cannot be sold, transferred or otherwise disposed, shall mean the period starting on the date of such transfer and the expiry of two years from the Grant Date.
“Member of the Group” means any one of: Sierra Wireless, Inc. or any direct or indirect subsidiary of Sierra Wireless, Inc., where Sierra Wireless, Inc. holds, directly or indirectly, at least 10 per cent of the share capital or voting rights.
“Vesting” means a Participant becoming entitled to receive the Shares comprised in his or her Vested Share Units and “Vest” shall be construed accordingly.
2.3	All capitalised terms used in this Schedule 1 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.
3	Section 3 (Grant of Share Units and Terms)
3.1	Section 3.4 shall be deleted and replaced by the following provisions:
“3.4	Subject to the terms of the Plan, the Company may determine other terms or conditions of any Share Units, including

[1]	Only if the requirements introduced by law n° 2008-1258 dated 3 December 2008 and law n° 2019-486 dated 22 May 2019 in a new Article L225-197-6 of the French Code of Commerce are met.

(iii)

(a)
any additional conditions, such as relating to performance or objectives, with respect to the vesting of Share Units, in whole or in part, to become Vested Share Units or the provision of Shares under the Plan;

(b)	restrictions on the resale of Shares including escrow arrangements; and
(c)	any other terms and conditions the Company may in its discretion determine;
which shall be set out in the Grant Agreement. The conditions may relate to all or a portion of the Share Units in a grant and may be graduated such that different percentages (which may be lesser but not greater than 100%) of the Share Units in a grant will become vested depending on the extent of satisfaction of one or more such conditions. The Company may, in its discretion, subsequent to the Grant Date of a Share Unit, waive any such term or condition or determine that it has been satisfied, to the extent not contrary to Applicable Law.”
3.2	A new Section 3.6 shall be added, according to the following terms:
“3.6
A grant of Share Units cannot be made to any Eligible Individual already holding more than 10 per cent of the share capital of the Company, nor result in an Eligible Individual holding more than 10 per cent of the share capital of the Company.

The total number of Shares which may be allocated under the Plan or any other free shares plan shall not exceed 10 per cent of the share capital of the Company in issue at the Grant Date. “Allocate” means granting a right to acquire unissued or existing shares and the allotment of existing shares. Shares that have not been definitively allocated at the Vesting Date and Shares that are not subject to any Holding Period anymore will not count towards this limit.”
3.3	Section 3.7 shall be added, according to the following terms:
“3.7	The Board or the Committee shall not grant Share Units under this Schedule 1 after 76 months following effective date of this Schedule 1.”
4	Section 4 (Grant Agreement)
No modification.
5	Section 5 (Share Unit grants and accounts)
5.1	In Section 5.1, the words “or that are paid out to the Participant or his Beneficiary” and “or are paid out, as the case may be” shall be deleted.
6	Section 6 (Establishment of Trust Fund and Purchase of Shares)
No modification.
7	Section 7 (Payouts)
7.1	Section 7.1 shall be deleted and replaced by the following provisions:
“7.1	Vesting. Each Participant who continues in employment with the Company, a Subsidiary or a Designated Affiliated Entity on a Vesting Date shall receive a Payout for

(iv)

each Vested Share Unit. Subject to Section 7.6 (Delay for Dealing Restrictions), the Company shall arrange for the number of Shares in respect of which the Share Unit has vested to be transferred as soon as administratively practicable after the Vesting Date to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants shall have full shareholder voting and dividend rights on the transferred Shares. For greater certainty, no interest shall accrue to, or be credited to, the Participant on any amount payable under the Plan.
Notwithstanding any provision of the Plan or this Schedule 1 other than Section 7.2 (Death and Defined Disability), the Vesting Date shall not be before the first anniversary of the Grant Date. If a Share Unit would Vest, in accordance with any provision of the Plan or this Schedule 1, other than under Section 7.2 (Death and Defined Disability), before the first anniversary of the Grant Date, the Share Unit will not so Vest but will continue until the first anniversary of the Grant Date, or a later date as determined by the Committee, when it will Vest.
7.2	Section 7.2 shall be deleted and replaced by the following provisions:
“7.2.
Death and Defined Disability. Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his or her personal representatives may require, within six (6) months from the date of death, Vesting of the deceased’s Share Units and the transfer of the underlying Shares. The Shares will be transferred to the personal representatives of the Participant as soon as practicably possible following their request, and shall not be subject to any Holding Period.

Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he or she can request at any time the Vesting of its Share Units and the transfer of the underlying Shares. Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Holding Period.”
7.3	In Section 7.3, the word “Disability” shall be deleted and replaced by the words “Defined Disability”.
7.4	A new Section 7.5 (Holding Period) shall be added, according to the following provisions:
“7.5	Holding Period.
7.5.1
Shares transferred under Section 7.1 will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement, except as provided under Section 7.2 (Death and Defined Disability).

7.5.2	Upon expiry of the Holding Period, the Participant will be free to dispose of the Shares, except
(a)	during the Closed Periods during which the sale of the Shares is prohibited; and
(b)	with respect to Corporate Officers, such number of Shares as determined by the Board or the Committee which shall be kept for the entire term of his or her office.”
7.5	A new Section 7.6 (Delay for Dealing Restrictions) shall be added, according to the following provisions:

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“7.6	Delay for Dealing Restrictions.
7.6.1	If the Vesting of a Share Unit is prevented on any date by a Dealing Restriction, the Share Unit will Vest on the first date on which it is no longer so prevented.
7.6.2
If the transfer of Shares is prohibited according to Section 7.5.2 (Holding Period), the period for transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.”

8	Section 8 (Forfeited Share Units)
No modification.
9	Section 9 (Corporate Transaction)
Section 9 shall apply only to the extent it does not run foul of Article L225-197-1-III of the French Commercial Code.
10	Section 10 (Change in share capital)
Section 10 shall apply only to the extent it does not run foul of Article L225-197-1-III of the French Commercial Code.
11	Section 11 (Administration)
No modification.
12	Section 12 (Beneficiaries and claims for benefits)
Section 12 shall be deleted.
13	Section 13 (General)
13.1
In Section 13.2, the words “Upon the termination of the Plan, in whole or in part, the Company shall, in its discretion, but subject to Applicable Law, determine whether the outstanding Share Units (including Vested and unvested Share Units) or a portion thereof credited to a Participant affected by the termination shall be automatically redeemed and paid out in a lump sum cash payment net of any applicable withholdings or held for the credit of the Participant and redeemed and paid out at a later date in accordance with the terms of the Plan in effect immediately prior to the termination of the Plan” shall be deleted.

13.2
In Section 13.4, the words “except to a spouse, minor children or minor grandchildren or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall ensure to the benefit of and be binding upon the Participant’s Beneficiary” shall be deleted.

13.3	In Section 13.5, the words “or its obligation to make any payments” shall be deleted.

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13.4	Section 13.6 shall be deleted and replaced by the following provisions:
“13.6
Tax. The Participant will be responsible, subject to Applicable Law, for all taxes, social security contributions or other levies arising in connection with a Share Unit. The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise. The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the transfer of Shares may be delayed until he or she does so. The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities. The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L.242-1 of the French Social Security Code.”

13.5	Section 13.7, the words “except as may otherwise be provided in the Trust Agreement or the applicable Grant Agreement” shall be deleted.
14	Section 14 (Severability)
A new section 14 (Severability) shall be added, according to the following provisions:
“Severability
The terms and conditions provided in the Plan as amended by this Schedule 1 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.”